                                                                     EXHIBIT 3.2

                       CERTIFICATE OF SIXTH AMENDMENT
                   TO THE CERTIFICATE OF INCORPORATION OF
                           MICRON TECHNOLOGY, INC.

     The undersigned, Steven R. Appleton, Chairman, Chief Executive Officer and President of Micron Technology, Inc. a Delaware corporation, hereby certifies that the following amendment to the Certificate of Incorporation of Micron Technology, Inc. has been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware, as amended. Said amendment was adopted by a resolution of the Board of Directors on November 23, 1998 which set forth the proposed amendment, declared its advisability and directed that it be considered at the Company's Annual Meeting of Shareholders. At the regularly scheduled 1998 Annual Meeting of Shareholders duly held on January 14, 1999, after due notice thereof in accordance with applicable law, a majority of the outstanding stock entitled to vote thereon voted in favor of said amendment. Said amendment as adopted and approved amends the first paragraph of Section 4 of the Certificate of Amendment to read as follows:

          4.   (a)  Shares Authorized.  The total number of shares of stock
                    -----------------
which the corporation shall have the authority to issue is one billion thirty two million (1,032,000,000), consisting of (i) one billion (1,000,000,000) shares of Common Stock, par value $0.10 per share (the "Common Stock") and
(ii) thirty two million (32,000,000) shares of Class A Common Stock, par value $0.10 per share (the "Class A Common Stock").

               (b)  Class A Common Stock.
                    --------------------

     Section 1.  Liquidation Rights. In the event of any voluntary or
     ---------   ------------------
involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of each share of Class A Common Stock shall be entitled to share ratably in any distribution of any of the assets or funds of the Corporation to the holders of the Common Stock (each share of the Class A Common Stock being treated as the number of shares of Common Stock into which it could then be converted for such purpose).

     Section 2.  Transfer of Class A Common Stock. No person or entity holding
     ---------   --------------------------------
shares of Class A Common Stock may transfer, sell, assign, devise or bequeath any of such holder's interest in his or its Class A Common Stock, and the Corporation and the transfer agent for the Class A Common Stock shall not register the transfer of such shares of Class A Common Stock, whether by sale, assignment, gift, devise, bequest, appointment or otherwise, except to a Permitted Transferee (as defined below) of such holder. For purposes of this
--------------------
Section 2, the term "Permitted Transferee" with respect to any holder of Class A Common Stock shall mean (i) the Corporation, (ii) a Qualified Subsidiary (provided that if at any time such Qualified Subsidiary ceases to be a Qualified Subsidiary such Class A Common Stock will automatically convert into Common Stock pursuant to Section 3.b) or (iii) Intel Corporation. Notwithstanding the foregoing, the provisions of this Section 2 do not prohibit transfers that result in automatic conversion pursuant to Section 3.b, provided, that the transfer agent shall not register the transfer of such shares of Class A Common Stock or the Common Stock into which they automatically convert unless concurrently with such transfer, the certificate representing such shares of Class A Common Stock to be so transferred shall be surrendered and exchanged for a certificate representing the applicable number of shares of Common Stock into which such shares of Class A Common Stock are automatically converted by virtue of such transfer.

     Section 3.  Conversion of Class A Common Stock.
     ---------   ----------------------------------

       a.  Voluntary Conversion.  At any time and from time to time after the
           --------------------
issuance of the Class A Common Stock, any holder of Class A Common Stock may convert any or all of the shares of Class A Common Stock held by such holder into shares of Common Stock at the then effective conversion ratio. The conversion ratio at which shares of Common Stock shall be deliverable upon conversion (the "Conversion Ratio") shall initially be one-for-one. Such
                 ----------------
initial Conversion Ratio shall be subject to adjustment, in order to adjust the number of shares of Common Stock into which the Class A Common Stock is convertible, as hereinafter provided.

       b.  Automatic Conversion.  Each share of Class A Common Stock shall
           --------------------
automatically be converted into shares of Common Stock at the then effective Conversion Ratio upon the transfer by any holder of Class A Common Stock to a person or entity who is not a Permitted Transferee of such holder.

       c.  Mechanics of Conversion.  No fractional shares of Common Stock shall
           -----------------------
be issued upon conversion of the Class A Common Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of one share of Common Stock, as determined in good faith by the Board of Directors. Before any holder of Class A Common Stock shall be entitled to receive certificates for the shares of Common Stock issued upon conversion, such holder shall surrender the certificate or certificates for such Class A Common Stock, duly endorsed, at the principal office of the Corporation and shall state therein his name or the name, or names, of his nominees in which he wishes the certificate or certificates for shares of Common Stock to be issued. No voluntary conversion shall be permitted unless and until the holder shall submit to the Corporation either (i) evidence of compliance with the filing and waiting period requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act") or (ii) a certificate of an
                                       -------
officer of the holder that the conversion does not require any filing under the HSR Act. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Class A Common Stock or to such holder's nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which such holder or such holder's nominee shall be entitled as aforesaid, together with cash in lieu of any fraction of a share. Subject to the foregoing, in the case of automatic conversion under Section
3.b, such conversion shall be deemed to have been made immediately prior to the close of business on the date of such automatic conversion and upon surrender of the certificate representing the Class A Common Stock to be converted in the case of a voluntary conversion pursuant to Section 3.a above (the "Conversion Date"). The person or persons entitled to receive the shares
      ---------------
of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date; provided that the certificates representing the Class A Common Stock have been duly endorsed for transfer and delivered to the Corporation or its transfer agent.
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       d.  Stock Splits,  Mergers,  etc.  In case of any subdivision (by stock
           ----------------------------
split, stock dividend or otherwise) of the Common Stock or any combination of the Class A Common Stock (by reverse stock split or otherwise), the Conversion Ratio shall be proportionately increased, and conversely in the case of combination of the Common Stock (by reverse stock split or otherwise) or any subdivision of the Class A Common Stock (by stock split, stock dividend or otherwise), the Conversion Ratio shall be proportionately decreased, with such adjustment to the Conversion Ratio to be effective immediately after the opening of business on the day following the day which such subdivision or combination, as the case may be, becomes effective. In case of any reorganization, reclassification or change of shares of the Common Stock
(other than a change in par value or from par value to no par value as a result of a subdivision or combination), or in the case of any consolidation of the Corporation with one or more corporations or a merger of the Corporation with another corporation (other than a consolidation or merger in which the Corporation is the resulting or surviving corporation and which does not result in any reclassification or change of outstanding shares of Common Stock), provision shall be made so that each holder of a share of Class A
Common Stock shall have the right at any time thereafter as nearly as practicable, so long as the conversion right hereunder with respect to such share would exist had such event not occurred, to convert such share into the kind and amount of shares of stock and other securities and properties (including cash) receivable upon such reorganization, reclassification, change, consolidation or merger by a holder of the number of shares of Common Stock into which such shares of Class A Common Stock might have been converted immediately prior to such reorganization, reclassification, change, consolidation or merger. In the event of such a reorganization, reclassification, change, consolidation or merger, effective provision shall be made in the certificate of incorporation of the resulting or surviving corporation or otherwise for the protection of the conversion rights of the shares of Class A Common Stock that shall be applicable, as nearly as reasonably may be, to any such other shares of stock and other securities and property (including cash) deliverable upon conversion of shares of Common
Stock into which Class A Common Stock might have been converted immediately prior to such event.

       e. Special Conversion Adjustments.  The number of shares of Common Stock
          ------------------------------
receivable upon conversion of a share of Class A Common Stock shall be adjusted in the event that the Corporation fails to achieve any one or more of the Qualified Expenditures Milestone, the First Minimum Production Milestone or the Second Minimum Production Milestone on the applicable milestone dates in the manner described below. On or prior to twenty five (25) days after an applicable milestone date, the Corporation shall deliver to Intel Corporation a certificate of an executive officer of the Corporation certifying whether the applicable milestone has been achieved, and if such milestone has not been achieved, such additional data (including, but not limited to the amount of Qualified Expenditures made and actual RDRAM production during the applicable period) required to calculate the appropriate conversion adjustment. Upon receipt of such certificate with the required information, Intel Corporation shall have thirty (30) days in which to notify the Corporation in writing of its irrevocable election to exercise a Special Conversion Adjustment. If Intel Corporation has not provided an irrevocable written notice electing to exercise a Special Conversion Adjustment within the such period, then no there shall be no Special Conversion Adjustment with respect to the applicable milestone. Except as specifically provided herein, the failure to exercise a Special Conversion Adjustment with respect to one milestone shall not impair Intel Corporation's ability to exercise a Special Conversion Adjustment with respect to the failure to achieve a different milestone.

       f.  Postponement of Milestone Dates; Modification of Milestones.  (i) In
           -----------------------------------------------------------
the event that the Corporation's ability to achieve the Qualified Expenditure Milestone by the Qualified Expenditures Milestone Date is significantly impaired by events or circumstances outside of its control, such as Force Majeure or limited availability of required equipment or materials, the milestone date will be appropriately postponed.

       (ii) In the event that any of the events specified in Section 7(f)(ii) of the Stock Rights Agreement occur, the First Minimum Production Milestone or the Second Minimum Production Milestone shall be either postponed or waived, respectively, as appropriate. In addition, if on the Maximum FGI Date, the RDRAM device finished goods inventory of the Corporation and its subsidiaries exceeds the Maximum FGI, the Second Minimum Production Milestone will be modified, as appropriate.

       (iii) In the event of the occurrence of any of the foregoing events or circumstances, as a result of which either a milestone date or milestone is to be postponed, waived or modified, no Special Conversion Adjustment shall occur as a result of the failure to achieve the applicable milestone by the applicable milestone date, unless and until the Corporation and Intel Corporation shall have agreed upon the appropriate postponement, waiver or modification. Notwithstanding the above, upon such agreement, the Special Conversion Adjustment shall be applied as of the agreed upon date, notwithstanding that such agreement is reached after such date. If no agreement can be reached, the dispute will be settled in accordance with
Section 8.12 of the Securities Purchase Agreement.

       g.  Failure to Achieve Qualified Expenditures Milestone.  Subject to the
           ---------------------------------------------------
provisions hereof:

           (i) If the Corporation fails to make at least the Minimum Qualified Expenditures on or prior to the Qualified Expenditures Milestone Date, the Conversion Ratio shall be adjusted by multiplying the current Conversion Ratio by a fraction, the numerator of which shall be the Initial Purchase Price and the denominator of which shall be the greater of (i) the average closing sales price on the New York Stock Exchange for the Common Stock during the 20 trading day period ending two trading days prior to the Qualified Expenditures Milestone Date, or (ii) 50% of the Initial Purchase Price.

           (ii) If the Corporation makes Qualified Expenditures of more than the Minimum Qualified Expenditures but less than the Required Qualified Expenditures on or prior to the Qualified Expenditures Milestone Date, the Conversion Ratio shall be increased. The amount of the increase in the Conversion Ratio (expressed as a decimal) shall be determined by first (w) dividing the Initial Purchase Price by the greater of (i) the average closing sales price on the New York Stock Exchange for the Common Stock during the 20 trading day period ending two trading days prior to the applicable milestone date, or (ii) 50% of the Initial Purchase Price, then (x) subtracting 1.0 from the result, then (y) multiplying this result by a fraction, the numerator of which shall be (A) the Required Qualified Expenditures minus (B) the amount of Qualified

Expenditures and the denominator of which shall be the Required Qualified Expenditures, and (z) dividing the result by 2. The new Conversion Ratio shall then be the result of the above calculation plus the prior Conversion Ratio.

       h.  Failure to Achieve First Minimum Production Milestone.  Subject to
           -----------------------------------------------------
the provisions hereof, if the Corporation fails to achieve the First Minimum Production Milestone, the increase in the Conversion Ratio (expressed as a decimal) shall be determined by first (w) dividing the Initial Purchase Price by the greater of (i) the average closing sales price on the New York Stock Exchange for the Common Stock during the 20 trading day period ending two trading days prior to the applicable milestone date, or (ii) 50% of the Initial Purchase Price, then (x) subtracting 1.0 from the result, then (y) multiplying this result by a fraction, the numerator of which shall be the First Minimum Production Milestone for the quarter minus the actual RDRAM production achieved during the quarter and the denominator of which shall be the First Minimum Production Milestone for the quarter, and (z) dividing the result by 2. The new Conversion Ratio shall then be the result of the above calculation plus the prior Conversion Ratio.

       i.  Failure to Achieve Second Minimum Production Milestone.  Subject to
           ------------------------------------------------------
the provisions hereof, if the Corporation fails to achieve the Second Minimum Production Milestone the increase in the Conversion Ratio (expressed as a decimal) shall be determined by first (w) dividing the Initial Purchase Price by greater of (A) the average closing sales price on the New York Stock Exchange for the Common Stock during the 20 trading day period ending two trading days prior to the applicable milestone date, or (ii) 50% of the Initial Purchase Price, then (x) subtracting 1.0 from the result, then (y) multiplying this result by a fraction, the numerator of which shall be the Second Minimum Required Production for the quarter minus the actual RDRAM production achieved during the quarter and the denominator of which shall be the Second Minimum Required Production for the quarter and (z) dividing the result by 2. The new Conversion Ratio shall then be the result of the above calculation plus the prior Conversion Ratio.

       j.  Multiple Special Conversion Adjustments; Prior Adjustments. If more
           ----------------------------------------------------------
than one Special Conversion Adjustment occurs hereunder (or comparable adjustments under the Stock Rights Agreement ("Rights Special Conversion
                                               -------------------------
Adjustments"), subsequent Special Conversion Adjustments shall be calculated
-----------
as provided herein, but only the number of additional shares in excess of the number issuable using the Initial Conversion Ratio (as defined in this Section 3.j) (appropriately adjusted to reflect the effect of any stock splits, reclassifications, stock dividends, recapitalizations, combinations or other similar events affecting the Common Stock occurring after the creation of the Class A Common Stock), shall be issuable in respect of such subsequent Special Conversion Adjustment upon conversion of the Class A Common Stock. For purposes of this Section 3.j, the "Initial Conversion Ratio" will be one-to-one (appropriately adjusted to reflect the effect of any stock splits, reclassifications, stock dividends, recapitalizations, combinations or other similar events affecting the Common Stock occurring after the creation of the Class A Common Stock), provided, however, that in the event of the occurrence
                       -----------------
of a Rights Special Conversion Adjustment that resulted in an adjustment to the Exchange Ratio in accordance with the provisions of the Stock Rights Agreement prior to the creation of the Class A Common Stock, the Initial Conversion Ratio shall be equal to a fraction, the numerator of which shall be one (appropriately adjusted to reflect the effect of any stock splits, reclassifications, stock dividends, recapitalizations, combinations or other similar events affecting the Common Stock occurring after creation of the Class A Common Stock), and the denominator of which shall be the exchange ratio in effect under the Stock Rights Agreement immediately prior to the creation of the Class A Common Stock. Notwithstanding anything else to the contrary set forth herein, the Conversion Ratio shall not be adjusted for any events, circumstances or milestones for which adjustments have been made (or may be made as a result of completion of an audit or resolution of any dispute as to the appropriate amount of an adjustment required thereunder) pursuant to the Stock Rights Agreement.

       k.  Cash Option.  In lieu of all or a portion of a Special Conversion
           -----------
Adjustment, the Corporation may elect to make a cash payment in respect of all or a portion of the dollar amount of the Special Conversion Adjustment (such election to be made within five (5) business days of Intel Corporation's Special Conversion Adjustment election, and such amount shall be paid within five (5) business days of the Corporation's election). The dollar amount in respect of any Special Conversion Adjustment to be paid in cash shall be calculated by multiplying the additional shares issuable to Intel Corporation upon conversion of the Class A Common Stock following the Special Conversion Adjustment by the average closing sales price on the New York Stock Exchange for the Common Stock during the 20 trading day period ending two trading days prior to the applicable milestone date.

       l.  Limitations on Special Conversion Adjustments.  Anything in Sections
           ---------------------------------------------
3.h and 3.j to the contrary notwithstanding, no Special Conversion Adjustment will be made for failure to achieve the First Minimum Production Milestone or Second Minimum Production Milestone if a Special Conversion Adjustment election pursuant to clause (i) of Section 3.g above is made by Intel Corporation. In addition, anything in Sections 3.e through 3.j notwithstanding, Special Conversion Adjustments will be limited, and not given effect, to the extent required to ensure (1) that the value of additional shares of Common Stock and other securities or property and any related payments (including payments in lieu of adjustments pursuant to Section 3.k hereof) issued or issuable or payable as a result of such adjustments, together with any shares of Common Stock and other securities or property and any related payments issued or issuable or payable as a result of the Special Conversion Adjustments with respect to the Rights, does not exceed the Maximum Adjustment Amount (with the value of such additional shares, securities and property measured as of the milestone date with respect to the applicable Special Conversion Adjustments resulting in such additional shares, securities or property and any related payments, which, in the case of the Common Stock, shall be based on the average closing sales price on the New York Stock Exchange for the Common Stock during the 20 trading day period ending two trading days prior to the milestone date corresponding to such Special Conversion Adjustment); and (2) that the aggregate number of shares of Common Stock issued or issuable upon exercise of Rights or upon conversion of Class A Common Stock does not exceed the lesser of (i) the Maximum Percentage and (ii) the Maximum Shares.

       m. Existing Stock Certificates.  Irrespective of any adjustments in the
          ---------------------------
number or kind of shares issuable upon the conversion of the Class A Common Stock, certificates representing Class A Common Stock theretofore or thereafter issued may continue to express the same number and kind of shares as are stated in the certificates initially issuable pursuant hereto.

       n.  Payment of Taxes.  The Corporation will pay all documentary stamp
           ----------------
taxes and other governmental charges (excluding all foreign, federal, state or local income, franchise, property, net worth, capital, estate, inheritance, gift or similar taxes) in connection with the issuance or delivery of the Class A Common Stock, as well as all such taxes attributable to the initial issuance or delivery of Common Stock upon the conversion of Class A Common Stock. The Corporation shall not, however, be required to pay any tax that may be payable in respect of any subsequent transfer of the Class A Common Stock or any transfer involved in the issuance and delivery of Common Stock in a name other than that in which the Class A Common Stock or Common Stock to which such issuance relates were registered, and, if any such tax would otherwise be payable by the Corporation, no such issuance or delivery shall be made unless and until the person requesting such issuance has paid to the Corporation the amount of any such tax, or it is established to the reasonable satisfaction of the Corporation that any such tax has been paid.

       o.  Common Stock Reserved.  The Corporation shall reserve and keep
           ---------------------
available out of its authorized but not outstanding Common Stock such number of shares of Common Stock as shall, from time to time be, sufficient for conversion of the Class A Common Stock.

    Section 4.  No Redemption.  The Class A Common Stock shall not be
    ---------   -------------
redeemable.

    Section 5.  Voting Rights; Non-Voting Security.  The holders of shares of
    ---------   ----------------------------------
Class A Common Stock shall have no voting rights except as provided in the Certificate of Incorporation or by applicable law.

    Section 6.  Dividend Rights. In the event any dividend or other distribution
    ---------   ---------------
payable in cash or other property is declared on the Common Stock (excluding any dividend or other distribution for which adjustment to the Conversion
Ratio is provided by Section 3.d hereof), each holder of shares of Class A Common Stock on the record date for such dividend or distribution shall be entitled to receive on the date of payment or distribution of such dividend or other distribution the same cash or other property which such holder would have received if on such record date such holder was the holder of record of the number (including for purposes of this Section 6 any fraction) of shares of Common Stock into which the shares of Class A Common Stock then held by such holder are then convertible.

    Section 7.  Certain Definitions; Interpretation.
    ---------   -----------------------------------

      For purposes hereof the following terms shall have the meanings set forth below.

         First Minimum Production Milestone. The First Minimum Production
         ----------------------------------
Milestone shall have the meaning ascribed to such term in the Securities Purchase Agreement.

         First Minimum Required Production. First Minimum Required Production
         ---------------------------------
shall have the meaning ascribed to such term in the Securities Purchase
Agreement.

         First Production Milestone Date. The First Production Milestone Date
         -------------------------------
shall have the meaning ascribed to such term in the Securities Purchase
Agreement.

         Force Majeure.  Force Majeure shall mean an act of God, fire, flood,
         -------------
accident, riot war, government intervention, embargoes, strikes, labor difficulties, equipment failure, late delivery of supplies, supplier shortages or other difficulties which are beyond the reasonable control and without the fault or negligence of a party whose performance has been affected.

         Initial Purchase Price.  Initial Purchase Price means $31.625,
         ----------------------
appropriately adjusted to reflect the effect of any stock splits, reclassifications, stock dividends, recapitalizations, combinations or other similar events affecting the Common Stock occurring after October 19, 1998.

         Maximum Adjustment Amount.  Maximum Adjustment Amount shall have the
         -------------------------
meaning ascribed to such term in the Securities Purchase Agreement.

         Maximum FGI.  Maximum FGI shall have the meaning ascribed to such term
         -----------
in the Securities Purchase Agreement.

         Maximum FGI Date.  Maximum FGI Date shall have the meaning ascribed to
         ----------------
such term in the Securities Purchase Agreement.

         Maximum Percentage.  Maximum Percentage shall have the meaning
         ------------------
ascribed to such term in the Securities Purchase Agreement.

         Maximum Shares.  Maximum Shares shall have the meaning ascribed to
         --------------
such term in the Securities Purchase Agreement.

         Minimum Qualified Expenditures.  Minimum Qualified Expenditures shall
         ------------------------------
have the meaning ascribed to such term in the Securities Purchase Agreement.

         Qualified Expenditures.  Qualified Expenditures shall have the
         ----------------------
meaning ascribed to such term in the Securities Purchase Agreement.

         Qualified Expenditures Milestone.  The Qualified Expenditures Milestone
         --------------------------------
means the expenditure of at least the Required Qualified Expenditures on or before the Qualified Expenditures Milestone Date.

         Qualified Expenditures Milestone Date.  The Qualified Expenditures
         -------------------------------------
Milestone Date shall have the meaning ascribed to such term in the Securities Purchase Agreement.

         Qualified Subsidiary.  Qualified Subsidiary shall have the meaning
         --------------------
ascribed to such term in the Rights and Restrictions Agreement.

         Rambus.  Rambus means Rambus, Inc. , a Delaware corporation, and any
         ------
successor to all or substantially all of Rambus Inc.'s business (by acquisition or otherwise).

         RDRAM.  RDRAM shall have the meaning ascribed to such term in the
         -----
Supply Agreement.

         Required Qualified Expenditures.  Required Qualified Expenditures
         -------------------------------
shall have the meaning ascribed to such term in the Securities Purchase
Agreement.

         Rights.  Rights shall have the meaning ascribed to such term in the
         ------
Stock Rights Agreement.

         Rights and Restrictions Agreement.  Rights and Restrictions
         ---------------------------------
Agreement shall mean that certain Securities Rights and Restrictions Agreement, dated as of October 19, 1998, as amended from time to time, by and between the Corporation and Intel Corporation.

         Second Minimum Production Milestone.  The Second Minimum Production
         -----------------------------------
Milestone shall have the meaning ascribed to such term in the Securities Purchase Agreement.

         Second Minimum Required Production.  Second Minimum Required
         ----------------------------------
Production shall have the meaning ascribed to such term in the Securities Purchase Agreement.

         Second Production Milestone Date. The Second Production Milestone
         --------------------------------
Date shall have the meaning ascribed to such term in the Securities Purchase Agreement.

         Securities Purchase Agreement. Securities Purchase Agreement shall
         -----------------------------
mean that certain Securities Purchase Agreement, dated October 15, 1998, as amended from time to time, by and between the Corporation and Intel Corporation.

         Special Conversion Adjustment.  A Special Conversion Adjustment shall
         -----------------------------
mean an adjustment to the number of shares of Common Stock receivable upon conversion of Class A Common Stock, as provided in Section 3 hereof.

         Stock Rights Agreement.  Stock Rights Agreement shall mean that
         ----------------------
certain Stock Rights Agreement, dated as of October 19, 1998, as amended from time to time, by and between the Corporation and Intel Corporation.

         Supply Agreement.  Supply Agreement shall mean that certain Supply
         ----------------
Agreement, dated as of October 19, 1998, as amended from time to time, by and between the Corporation and Intel Corporation.

         Volume Production.  Volume Production shall have the meaning ascribed
         -----------------
to such term in the Securities Purchase Agreement.


         IN WITNESS WHEREOF, this Certificate of Sixth Amendment to the Certificate of Incorporation of Micron Technology, Inc. has been executed this 27th day of January, 1999.

/s/ Steven R. Appleton
--------------------------------
Steven R. Appleton, Chairman, Chief
Executive Officer and President